EXHIBIT  99.1

                   RAPIDTRON, INC. PORTER, LE VAY & ROSE, INC.
                 MICHAEL J. PORTER, PRESIDENT-INVESTOR RELATIONS
                 JOHN CREEL, PRESIDENT JEFF MYHRE, VP-EDITORIAL
               949-798-0652 CHRISTIAN PFLAUMER, VP-MEDIA RELATIONS
                                  212-564-4700

                               BALLY TOTAL FITNESS
                    SARA MATHEU, DIRECTOR OF PUBLIC RELATIONS
                                  773-864-6822

                              FOR IMMEDIATE RELEASE

       RAPIDTRON SELECTED BY BALLY TOTAL FITNESS FOR SMART ACCESS SYSTEMS
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     EARLIER INSTALLMENT TESTS PROVE SUCCESSFUL WITH BALLY MEMBERS AND STAFF

COSTA MESA, CA, JUNE 4, 2003 - Rapidtron, Inc. (OTC BB: RPDT), a provider of Radio Frequency (RF) smart card access control and ticketing/membership systems, has teamed up with Bally Total Fitness Corporation (NYSE: BFT) to install 25 Rapidtron Smart Access turnstile systems within their health clubs. The relationship was solidified following the success of Rapidtron's installation of Smart Access turnstile systems at Bally's Melrose Park and Century Club locations in Chicago and the satisfactory completion of a software interface with Bally's Club Management System (CMS). Installation of the 25 access systems is expected to be completed in early July.

John Creel, President of Rapidtron, Inc., said, "This is a major contract for Rapidtron. As the world's largest fitness chain with it's 420 clubs, Bally's due diligence process is respected by the owners of more than 22,000 fitness clubs in North America and will greatly enhance the credibility of our sales presentations. Bally's purchase of our system resulted from months of careful testing, which proved our quality, speed and convenience for club members, as well as a solid return on investment. The Rapidtron system validated every member and demonstrated increased security and revenue, while allowing front desk personnel to provide even greater customer assistance. Based on the ongoing success with these first 25 installations, we can expect to continue with a major product rollout in more clubs. We look forward to working with Bally throughout the installation and providing follow-up support."

"The Rapidtron systems have proved to be of great value to both the club staff and members. Our members enjoy the added benefit of "express entry" and secure membership validation, while our staff members have found that the new system allows them to spend more time taking care of membership service inquires," said, Al Washburn, Senior Director of Operations.

ABOUT  RAPIDTRON  (WWW.RAPIDTRON.COM)

Rapidtron intends to become the leading provider of Radio Frequency (RF) smart card access control and ticketing/membership systems by providing the premier technology for operator-free entry and exit turnstiles.

Headquartered in Costa Mesa, California, Rapidtron has established itself in the North American marketplace by currently providing its smart card access control systems to Copper Mountain in Colorado and Park City Mountain Resort in Utah, and its bar code system to the University of California at Berkeley, and several leading fitness clubs. Rapidtron anticipates additional orders in 2003 from Park City, Copper Mountain, UC Berkeley, and several other winter resorts and fitness clubs.

Rapidtron has forged a strategic partnership with AXESS AG, a European (Austria) corporation. AXESS AG is at the forefront of Radio Frequency smart card technology and has installed over 2,500 Smart access gates and 1,500 point-of-sale systems to transit companies and resorts in Europe.


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ABOUT  BALLY  TOTAL  FITNESS

Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 420 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit www.ballyfitness.com.
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Certain matters discussed in this press release are "forward-looking statements"
intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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